Consent of Independent Registered Public Accounting Firm

To the Shareholders and

Board of Trustees of

Evergreen Equity Trust:

We consent to the use of our reports, dated September 24, 2009 and November 24, 2009, with respect to the financial statements of the Evergreen Fundamental Mid Cap Value Fund and Evergreen Mid Cap Growth Fund, respectively, each a series of the Evergreen Equity Trust, as of July 31, 2009 and September 30, 2009, respectively, incorporated herein by reference, and to the reference to our firm under the caption “FINANCIAL STATEMENTS” in the prospectus/proxy statement filed on form N-14.

/s/ KPMG LLP

Boston, Massachusetts

February 22, 2010